Exhibit 99.1

Fusion Acquisition Corp. II Announces Intent to Adjourn Special Meeting

NEW YORK, August 24, 2023 — Fusion Acquisition Corp. II (NYSE: FSNB) (“Fusion” or the “Company”), announced today that it intends to adjourn, without conducting any business, the special meeting of its stockholders (the “Special Meeting”) to be held with respect to, among other things, the approval of amendments to the Company’s second amended and restated certificate of incorporation (the “Charter”) to extend the time it has to complete an initial business combination (the “Extension”) and to eliminate the limitation that the Company will not complete an initial business combination if doing so would cause it to have net tangible assets of less than $5,000,001, which is scheduled to occur at 11:00 a.m., Eastern time, on August 30, 2023, and to reconvene the Special Meeting at 11:00 a.m., Eastern time, on September 1, 2023. The Special Meeting will be held in virtual format only at https://www.cstproxy.com/fusionacqii/sm2023.

In connection with the adjournment of the Special Meeting, the Company is extending the deadline for holders of its shares of Class A common stock to exercise their right to redeem their shares for their pro rata portion of the funds available in the Company’s trust account, or to withdraw any previously delivered demand for redemption, to 5:00 p.m., Eastern time, on August 30, 2023 (two business days before the reconvened Special Meeting).

Stockholders of record as of August 14, 2023 are entitled to vote at the Special Meeting. Stockholders who have not yet done so are encouraged to vote as soon as possible. If any such stockholders have questions or need assistance in connection with the Special Meeting, please contact the Company’s proxy solicitor, Morrow Sodali LLC, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing FSNB.info@investor.morrowsodali.com.

About Fusion Acquisition Corp. II

Fusion Acquisition Corp. II, founded and led by Chief Executive Officer John James, is a blank-check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Fusion’s board of directors comprises Non-Executive Chairman Jim Ross, Chief Executive Officer John James, Chief Financial Officer Erik Thoresen, and directors Kelly Driscoll and Ben Buettell.

Contact

Cody Slach

Gateway Investor Relations

(949) 574-3860

FUSION@gatewayir.com